Item 77(i) -
Terms of New or Amended Securities

ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION

In response to Sub-Item 77i(b), Articles Supplementary to Articles of Incorporation, effective as of November
11, 2016 and December 21, 2016, of Lord Abbett Mid
Cap Stock Fund, Inc., a Maryland Corporation, authorized and established new classes of shares of each series; such new classes are designated Class T and F3, respectively.

The two Articles Supplementary to Articles of
Incorporation are hereby attached as Item 77Q1(d).